UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K/A
(Amendment Number 1)

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2010, MEMC Electronic Materials, Inc. (the “Company”) reported that effective January 10, 2011, Timothy C. Oliver would no longer serve as Senior Vice President and Chief Financial Officer for the Company.  On January 19, 2011, the Company finalized a Separation Agreement and General Release (the “Agreement”) with Mr. Oliver. Pursuant to the Agreement, Mr. Oliver has agreed to serve in a transition role with the Company through March 31, 2011.  The Company will pay Mr. Oliver his base salary at his current rate through March 31, 2012, and Mr. Oliver may be eligible for a cash incentive bonus under the Company’s 2010 Annual Incentive Plan when such bonuses are determined for the Company’s executive officers.  Mr. Oliver will remain eligible for participation in the Company’s benefit plans through March 2012.  Mr. Oliver will also receive reimbursement under certain conditions for moving expenses not to exceed $35,000 and transactional closing costs not to exceed $120,000.  Pursuant to the Agreement, Mr. Oliver has agreed to a general release of claims and not to compete with the Company for a period of two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: January 24, 2011	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn
Title: Senior Vice President and General Counsel